Exhibit 23.6

BROWN AND CALDWELL

201 NORTH CIVIC DRIVE, SUITE 300,

WALNUT CREEK, CA 94596, USA

CONSENT OF BROWN AND CALDWELL

In connection with the Trilogy Metals Inc. Annual Report on Form 10-K for the year ended November 30, 2022 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 10-K”), the undersigned consents to:

i.	the filing and use of the technical report summary titled “Arctic Project, Technical Report Summary, Ambler Mining District, Alaska” current as of November 30, 2022 (the “Arctic TRS”), as referenced in the form 10-K;
ii.	the use of and references to our name, including our status as an expert or “qualified person”, (as described in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the TRS, Form 10-K and the Registration Statements on Form S-8 (No. 333-257095, No. 333-234417, No. 333-208149, No. 333-205102, No. 333-188950 and No. 333-181020) (the “Registration Statements”); and
iii.	any extracts or summaries of the Arctic TRS included or incorporated by reference in the Form 10-K and the use of any information derived, summarized, quoted or referenced from the Arctic TRS, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K and which is incorporated by reference in the Registration Statements.

DENNIS FINK / BROWN AND CALDWELL is responsible for authoring, and this consent pertains to, the following Sections of the Arctic TRS related to the water treatment plant: 1.14.9, 1.20.7, 2.3, 15.9, 17.3.4, 17.3.6.2, 18.1.9.1, 18.2.6, and 25.

Dated February 12, 2023

/s/ BROWN AND CALDWELL
BROWN AND CALDWELL